Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of our report dated April 8, 2022, with respect to the consolidated financial statements of RumbleOn, Inc. as of and for the year ended December 31, 2021, included in the Current Report on Form 8-K filed on September 27, 2023. Our report does not cover the effects of the adjustments to retrospectively apply the change in accounting presentation described in Note 20. We also consent to the reference to our firm under the caption “Experts” in this registration statement.

/s/ FORVIS, LLP (Formerly, Dixon Hughes Goodman LLP)

Charlotte, North Carolina

October 4, 2023